Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

THIS SEVERANCE AND RELEASE AGREEMENT (the “Agreement”) is made this 15th day of August 2008 (the “Effective Date”) by and between Thomas M. Kelly (the “Executive”), First Keystone Financial, Inc., a Pennsylvania corporation (the “Company”), and First Keystone Bank, a federally chartered savings bank and wholly owned subsidiary of the Company (the “Bank”).  The Company and the Bank are sometimes collectively referred to herein as the “Employers”.

W I T N E S S E T H:

WHEREAS, the Executive currently serves as President and Chief Executive Officer of each of the Employers;

WHEREAS, the Executive currently is a party to separate amended and restated employment agreements with the Company and the Bank, each dated as of December 1, 2004 and each amended as of March 28, 2005 (the “Employment Agreements”), setting forth the terms and conditions of his employment;

WHEREAS, the Employers and the Executive have had discussions with respect to the termination of the Executive’s employment and the payments and benefits the Employers would agree to make or provide pursuant to such termination;

WHEREAS, the Company and the Bank are each a party to separate Supervisory Agreements with the Office of Thrift Supervision (the “OTS”) dated as February 13, 2006 (the “Supervisory Agreements”);

WHEREAS, the Supervisory Agreements provide that the Employers are subject to 12 C.F.R. Part 359 and as a result may not pay any severance or enter into any agreements with certain specified persons (including the Executive) providing for severance without obtaining the required approvals or concurrences from the OTS and the Federal Deposit Insurance Corporation (the “FDIC”); and

WHEREAS, the Employers have obtained the requisite approvals or concurrences from the OTS and the FDIC to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and intending to be legally bound, the parties agree as follows:

1.           Termination of Employment and Employment Agreement; Transition Period.

(a)           Effective as of November 15, 2008 (the “Date of Termination”), the Executive shall no longer be an officer or employee of the Employers and shall be deemed to have resigned as an officer and employee of the Employers. The Employment Agreements, by mutual agreement of the parties hereto, shall be terminated and be of no further force and effect as of the Effective Date, and the Executive shall be entitled only to the rights and payments set forth herein in lieu of any and all rights and payments under the Employment Agreements.  In addition, effective as of the Date of Termination, the Executive shall resign from the Board of Directors of both the Company and the Bank and shall also resign from and relinquish any and all other positions that he may have as a director, officer or employee with either Employer or any of their subsidiaries or affiliates.

(b)           Between the Effective Date and the Date of Termination (the “Transition Period”), the Executive shall relinquish his position as President and Chief Executive Officer of the Employers but shall remain in the employ of the Employers. During the Transition Period, the Executive shall report to the Chairman of the Board of the Company and the Bank or his designee and shall assist the Chairman in the conduct of the business and operations of the Employers during the Transition Period in order to provide for an orderly transition while a new president and chief executive officer for the Employers is sought and engaged.  It is contemplated that the services provided during the Transition Period will include, without limitation, meetings or teleconferences between the Executive and the Chairman of the Board and other executive officers of the Company and the Bank with respect to the business activities and operations of the Employers; meeting with existing and potential customers of the Employers; attendance at meetings of the Board of Directors of the Company and the Bank to report on the business activities and operations of the Company and the Bank; and attendance at certain functions of the Employers.

2.           Payments and Benefits to the Executive.

(a)           During the Transition Period, the Employers agree to continue to pay the Executive at an annualized rate equal to his current annual base salary of $230,000 ($19,166.67 per month), paid in accordance with the Employers’ normal procedures applicable to employees. In addition, during the Transition Period, the Executive will be entitled to continued medical and dental insurance for the benefit of the Executive, his spouse and his minor children (the “Covered Persons”).  Notwithstanding anything to the contrary herein, as provided in Section 2(d), subsequent to the Effective Date, other than medical and dental insurance for the Covered Persons, the Executive will not be entitled to participate in or accrue or earn any benefits under any other benefit plan or arrangement maintained by the Employers as of the Effective Date or implemented during the Transition Period.

(b)           In addition to the amounts paid during the Transition Period pursuant to Section 2(a), the Employers agree to pay an aggregate of $230,000 to the Executive, representing one times the Executive’s current annual base salary, payable in 12 equal monthly installments on the first business day of each month, commencing on the first business day of the month immediately following the Date of Termination.

(c)           The Employers agree to pay the insurance premiums for continued medical and dental insurance for the benefit of the Covered Persons until the earlier to occur of (i) the passage of 24 months following the Date of Termination or (ii) the date of the Executive’s full-time employment with another employer pursuant to which he becomes entitled under the terms of such employment to medical benefits. The coverage provided during such period will be comparable to the coverage currently provided by the Employers to the Covered Persons; provided that any insurance premiums payable by the Employers or any successors pursuant to this Section 2(c) shall be payable at such times and in such amounts as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year.

(d)           The Employers shall have no obligation to make contributions for service subsequent to the Date of Termination with respect to the Bank’s 401(k) Plan, the Bank’s defined contribution supplemental executive retirement plan (the “SERP”), the Company’s Employee Stock Ownership Plan (the “ESOP”) or any other tax-qualified or non-tax-qualified retirement or profit sharing plan on behalf of the Executive, and the Executive shall have no right to participate in or accrue any additional benefit related to such plans for service after the Date of Termination.  All of the Executive’s accrued and vested benefits held under the Employers’ 401(k) Plan, SERP, ESOP or other retirement or benefit plans as of the Effective Date shall be payable to the Executive in accordance with the terms of such plans.

(e)           The value of three weeks of vacation leave shall be paid to the Executive within ten business days following the Date of Termination.

(f)           The Executive shall not be entitled to any cash bonus for service in fiscal 2008 under any Employer bonus plan.

(g)           With respect to that certain mortgage loan (the "Loan") extended to the Executive in 2003 by the Bank bearing an interest rate of 4.875% (the "Advantaged Rate") that was 1% below that charged on similar loans to non-employees (5.875%) (the "Prevailing Rate") in accordance with the Bank's Lending Policy as permitted under Regulation O promulgated by the Board of Governors of the Federal Reserve System, the Advantaged Rate will be maintained through December 31, 2008 at which time the interest rate on the Loan will convert to the Prevailing Rate.

3.           Stock Option Plans.  Except as provided herein, it is acknowledged that no additional arrangements are being provided by the Employers to the Executive under any of the Company’s stock option plans (the “Option Plans”).  All outstanding stock options currently held by the Executive under the Option Plans are exercisable, and such stock options shall remain exercisable for the time periods set forth in the Option Plans and related grant agreements except as provided hereby.  As permitted by the terms of the 2005 Stock Option Plan (“2005 Plan”), the period for exercise subsequent to the Date of Termination of the options granted pursuant to the 2005 Plan as set forth on Exhibit A shall be extended as permitted by Section 8.05(a) thereof from three months to the lesser of one year from the Date of Termination or the expiration date of such options.  Set forth as Exhibit A hereto is a listing of Executive's stock options and the relevant terms thereof (as modified pursuant to the terms hereof).

4.           Solicitation of Employees and Customers; Use of Customer Lists, etc.  The Executive acknowledges that, except as required by law or in his own good faith use in any proceeding, he has no right personally to use or disclose to any person, firm or corporation, information concerning any customer list, business secrets or confidential financial information of the Employers that he knew was intended by the Employers to be confidential and that he did not have reason to believe had been made public (collectively, “Confidential Information”).  Accordingly, the Executive covenants and agrees that he shall not use or permit the use of any Confidential Information, and shall not divulge any Confidential Information to any person, firm or corporation, except as may be required by applicable law arising out of his employment with or participation in the affairs of the Employers.  Further, during the Transition Period and for a period of 24 months subsequent to the Date of Termination, the Executive agrees that he will not (i) solicit or induce, or cause others to solicit or induce, any employee of the Employers or their subsidiaries to leave the employment of such entities, or (ii) solicit (whether by mail, telephone, electronically, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of the Employers or their subsidiaries) any customer of the Employers or their subsidiaries to transact business with any other person or entity, or their subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between the Employers and their subsidiaries and any such customers.

5.           Covenants.

(a)         During the Transition Period and for a period of 24 months subsequent to the Date of Termination, the Executive agrees that he will not, directly or indirectly, through one or more intermediaries or otherwise, (i) acquire, agree to acquire or make any proposal to acquire, more than 5 percent of the securities of the Company or any of its subsidiaries, any warrant or option to acquire any such securities, any security convertible into or exchangeable for any such securities or any other right to acquire any such securities; (ii) seek or propose any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets or securities, dissolution, liquidation, restructuring, recapitalization or similar transaction of or involving the Employers or any of their subsidiaries; (iii) make, or in any way participate in, any “solicitation” of proxies or consents (whether or not relating to the election or removal of directors) within the meaning of Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to any securities of the Employers or any of their subsidiaries, or seek to advise or influence any person with respect to the voting of any securities of the Employers or any of their subsidiaries, or demand a copy of the stock ledger, list of stockholders, or any other books and records of the Employers or any of their subsidiaries; (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act), with respect to any securities of the Employers or any of their subsidiaries; (v) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, Board of Directors or policies of the Employers or any of their subsidiaries; (vi) have any discussions or enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other persons in connection with any of the foregoing, or knowingly make any investment in any other person or entity that, to the Executive’s knowledge, engages, or offers or proposes to engage, in any of the foregoing; (vii) make any publicly disclosed proposal regarding any of the foregoing; or (viii) make any proposal, statement or inquiry, or disclose any intention, plan or arrangement (whether written or oral) inconsistent with the foregoing.

(b)           During the Transition Period and for a period of 12 months subsequent to the Date of Termination, at all meetings of the stockholders of the Company, the Executive shall  (i) cause all of the shares of Company common stock that he beneficially owns (the “Shares”) to be counted as present thereat for purposes of calculating a quorum; and (ii) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by the Executive or as to which the Executive has, directly or indirectly, the right to vote or direct the voting, in accordance with the manner recommended by the Board of Directors of the Company with respect to all matters presented for stockholder approval at all meetings of stockholders initially convened during the Transition Period and the subsequent 12-month period.  The Executive shall provide written evidence of compliance with the foregoing agreement at least five business days prior to the date of each stockholder meeting initially convened during the Transition Period and the subsequent 12-month period.

6.           Confidentiality.

(a)           Unless he obtains the prior written consent of the Employers, the Executive shall at all times keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Employers or their subsidiaries or affiliates, any material document or information obtained from the Employers or their subsidiaries, affiliates or predecessors, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 6(a) shall prevent the Executive, with or without the Employers’ consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding or the Company's public reporting requirements to the extent that such participation or disclosure is required under applicable law.

(b)           The Executive covenants and agrees that upon any adjudication that he has violated the terms of Section 6(a), the Employers shall be entitled to seek injunctive relief and to be awarded damages, together with such party’s costs, reasonable attorneys’ fees and expenses in connection with enforcing the terms hereof.

7.           Release of the Employers and Related Parties.

(a)           In consideration of the payments and benefits to be provided to the Executive pursuant to this Agreement, the sufficiency of which is acknowledged hereby, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Employers and their subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys and employees, and the successors, predecessors and assigns of each of the foregoing (individually, “Company Released Party” and collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or its predecessors or successors) in any capacity, or the termination of such service in any such capacity, (ii) with respect to the Employment Agreements, (iii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iv) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (v) for any violation of applicable state or local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (vi) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”) and any similar or analogous state statute, excepting only:

(A)           the rights of the Executive (i) relating to any vested stock options held by the Executive under the Option Plans as of the date hereof (collectively, the “Equity Arrangements”) and (ii) as a stockholder of the Company;

(B)           the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(C)           rights to indemnification the Executive may have under (i) applicable corporate law, (ii) the articles of incorporation, charter or bylaws of any Company Released Party, (iii) any other agreement between the Executive and a Company Released Party, or (iv) as an insured under any director’s and officer’s liability insurance policy now or previously in force; and

(D)           claims for benefits under any health, disability, retirement, life insurance or other similar “employee benefit plan” (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group (the “Company Benefit Plans”).

(b)           The Executive acknowledges and agrees that the release of claims set forth in this Section 7 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, with any such liability being expressly denied.

(c)           The release of claims set forth in this Section 7 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.

(d)           The Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Section 7 is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind.

(e)          The Executive shall have a period of 21 days to consider whether to execute this Agreement. To the extent the Executive has executed this Agreement within less than 21 days after its delivery to him, the Executive hereby acknowledges that his decision to execute this Agreement prior to the expiration of such 21-day period was entirely voluntary.  If the Executive accepts the terms hereof and executes this Agreement, he may thereafter, for a period of seven days following (and not including) the date of execution, revoke this Agreement. If no such revocation occurs, this Agreement shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. Any revocation of this Agreement shall be deemed for all purposes a revocation of this Agreement in its entirety.

(f)           The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

(g)          In addition to any other remedy available to the Employers hereunder, in the event that, as a result of a challenge brought by an Executive Released Party (as defined below), the release of claims set forth in this Section 7 becomes null and void or is otherwise determined not to be enforceable, then the Employers’ obligation to make any additional payments or to provide any additional benefits under this Agreement shall immediately cease to be of any force and effect, and the Executive shall promptly return to the Employers any payments or benefits the provision of which by the Employers was conditioned on the enforceability of this Agreement.

(h)           The Executive acknowledges that (i) he is executing this Agreement voluntarily and without any duress or undue influence by any of the parties hereto, (ii) he has been advised to consult with an attorney of his choice and has been given an opportunity to do so, and (iii) he has carefully read this Agreement and the releases contained herein and understands its contents and consequences.

8.             Release of Claims by the Employers.

(a)           The Employers, with the intention of binding themselves and their subsidiaries, affiliates, predecessors and successors and their directors and officers (individually, a “Releasing Entity” and collectively, the “Releasing Entities”), do hereby release, remise, acquit and forever discharge the Executive and his heirs, estate, executors, administrators and assigns (collectively, the “Executive Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and expenses and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Employers and their subsidiaries, affiliates, predecessors and successors, individually or as a member of a class, have, own or hold, or have at any time heretofore had, owned or held, against any Executive Released Party, excepting only:

(A)           rights of the Releasing Entities under this Agreement, the Employment Agreements, the Equity Arrangements and the Company Benefit Plans;

(B)           rights of the Releasing Entities arising by reason of the Executive having committed a crime or an act or omission to act which constitutes fraud, willful misconduct or gross negligence; and

(C)           rights of the Releasing Entities pursuant to any mortgage or loan agreement between any Releasing Entity and the Executive or in connection with any indebtedness or overdraft owed by the Executive to any Releasing Entity.

(b)           The Releasing Entities acknowledge and agree that the release of claims set forth in this Section 8 is not to be construed in any way as an admission of any liability whatsoever by any Executive Released Party, with any such liability being expressly denied.

(c)           The release of claims set forth in this Section 8 applies to any relief no matter how called, including, without limitation, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

(d)           Nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law any of the Releasing Entities is not permitted to waive.

(e)           The Employers acknowledge and agree that they have not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Executive Released Party with any governmental agency, court or tribunal.

9.           Representation.  The Employers and the Executive represent that they have reviewed this Agreement, and that each of them is fully aware of the content of this Agreement and of its legal effect, and acknowledge that this is a legally valid and binding obligation of the parties.

10.           Withholding.  The Employers may make such provisions as they deem appropriate for the withholding pursuant to federal, state or local income tax laws of such amounts as the Employers determine they are required to withhold in connection with the payments to be made pursuant to this Agreement.

11.           Amendment and Waiver.  The terms of this Agreement may not be modified other than in a writing signed by the parties.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.

12.           Notices.  All notices, demands, consents or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given when: (i) personally delivered, or (ii) sent postage prepaid by registered or certified mail, return receipt requested, such receipt showing delivery to have been made, or (iii) sent overnight by prepaid receipt courier addressed as follows:

If to the Executive:	Thomas M. Kelly At his last address on file with
the Employers
If to the Employers:	First Keystone Financial, Inc. First Keystone Bank
22 West State Street Media, Pennsylvania 19063
	Attention:	Donald S. Guthrie
Chairman of the Board

13.           Entire Agreement.  This Agreement incorporates the entire understanding among the parties relating to the subject matter hereof, recites the sole consideration for the promises exchanged and supersedes any prior agreements between the Employers and the Executive with respect to the subject matter hereof, including but not limited to the Employment Agreements.  In entering into this Agreement, no party has relied upon any representation or promise except those set forth herein.

14.           Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its deletion from this Agreement.

15.           Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the Executive and the Employers and their respective heirs and/or successors and permitted assigns.  If any party to the Agreement breaches or threatens to breach any provision of this Agreement, then any non-breaching party shall be entitled to injunctive relief to prevent such breaches of this Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which the non-breaching party may be entitled at law or in equity.

16.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent that applicable federal law preempts the laws of Commonwealth of Pennsylvania.

17.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by their duly authorized representatives and the Executive has executed this Agreement, all as of the day and year first written above.

WITNESSES:

FIRST KEYSTONE FINANCIAL, INC.

/s/ Carol Walsh	By:	/s/ Donald S. Guthrie
Carol Walsh		Donald S. Guthrie
Corporate Secretary		Chairman of the Board

FIRST KEYSTONE BANK

/s/ Carol Walsh	By:	/s/ Donald S. Guthrie
Carol Walsh		Donald S. Guthrie
Corporate Secretary		Chairman of the Board

EXECUTIVE

/s/ Carol Walsh	By:	/s/ Thomas M. Kelly
Carol Walsh		Thomas M. Kelly

Exhibit A

Options – Thomas M. Kelly

Amount	Plan	Exercise Price	Expiration Date	Exercise Period Post Termination: The earlier to occur of:
3,677	1995	$12.125	9/29/2009	Expiration Date or 1 year*
8,073	1998	$12.125	9/29/2009	Expiration Date or 1 year
11,750

__________________
*
Reflects the modified exercise period as provided in Section 3 of the agreement pursuant to which the Company agreed to modify the option grant in accordance with and permitted by the terms of 1995 Stock Option Plan.